Exhibit 99.1

Celularity Reports Second Quarter 2021 Financial Results

●	Secured funding of approximately $138 million through merger and private placement investment in public equity (PIPE) financing

●	Expanded Phase 1 clinical trial to include difficult-to-treat patient population

●	Established multiple strategic and commercial partnerships

Florham Park, NJ – August 16, 2021 – Celularity Inc. (“Celularity”) (Nasdaq:CELU), a clinical-stage biotechnology company developing off-the-shelf placental-derived allogeneic therapies, today reported financial results for the quarter ended June 30, 2021, and provided a summary of recent corporate highlights.

“This has been an exciting time for Celularity, with the achievement of multiple transformational milestones and significant progress in our unique approach to cellular medicine,” said Robert J. Hariri, M.D., Ph.D., founder, Chairperson and Chief Executive Officer of Celularity. “Most notably, this quarter marked our transition to a public company through a merger with GX Acquisition Corp., which along with a companion PIPE provided significant funds to support our work. Additionally, we made noteworthy advances in our clinical programs, including the expansion of our Phase 1 trial in patients with acute myeloid leukemia, to include difficult to treat patient populations. Beyond our program development, we forged new strategic and commercial partnerships with companies at the forefront of their respective fields that continue our legacy of pioneering new and innovative approaches to cellular medicine. We look forward to continuing to advance the field of cellular medicine and developing treatments capable of addressing significant unmet needs in cancer, autoimmune and infectious disease.”

Corporate Highlights

●	Celularity closed the merger with GX Acquisition Corp. (“GXGX”). Proceeds from the transaction totaled approximately $138 million, which included funds held in GXGX’s trust account and a concurrent private placement investment in public equity (PIPE) financing led by existing Celularity shareholders.
●	Celularity expanded its ongoing Phase 1 clinical trial of CYNK-001 in patients with acute myeloid leukemia (AML) (NCT04310592) to include patients with relapsed/refractory AML (r/r AML) in addition to its ongoing trial in patients positive for minimal residual disease (MRD).
●	The U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation to Celularity’s CYNK-001, a non-genetically modified cryopreserved human placental hematopoietic stem cell-derived natural killer (NK) cell therapy, for the treatment of patients with malignant gliomas.
●	Celularity entered an exclusive strategic partnership with Imugene Ltd. to develop a novel oncolytic virus – allogeneic chimeric antigen receptor (CAR) T-cell immunotherapy combination for the treatment of solid tumors. The collaboration will initially explore the therapeutic potential of a combination of Imugene’s CF33-CD19 oncolytic virus (onCARlytics™) and Celularity’s placental-derived CD19 targeting CAR T-cell therapy, CYCART-19.
●	Celularity established a partnership to leverage Palantir’s next generation software and computational capabilities to analyze Celularity’s cellular data and accelerate research and development activities.
●	On July 1, 2021, Celularity announced its agreement with Arthrex whereby Arthrex would receive exclusive rights to distribute and commercialize Celularity’s placental-derived biomaterial products for orthopedics and sports medicine in the U.S. Under the terms of the agreement, Celularity will provide Arthrex with exclusive commercial distribution rights for orthopedic surgery and sports medicine and will continue to be responsible for product manufacturing and supply.

Second Quarter 2021 Financial Results

●	Revenues for the three months ended June 30, 2021, experienced a decrease of $0.3 million compared to the prior year. This was due to a decrease in product sales and rentals revenue resulting from the $24.5 million sale of the MIST/UltraMIST assets in August 2020, partially offset by (i) an increase of $0.6 million in license, royalty and other revenues related to the license arrangement with Sanuwave and (ii) an increase of $0.2 million in services revenues primarily due to higher biobanking storage revenues.

●	Research and development expenses for the three months ended June 30, 2021, increased $7.1 million compared to the prior year. The increase in research and development expenses was primarily due to a non-cash stock compensation charge related to the grant of fully vested senior management awards.

●	Selling, general and administrative expenses for the three months ended June 30, 2021, increased $21.3 million compared to the prior year, primarily due to a non-cash stock-based compensation charge related to the grant of fully vested non-employee director and senior management awards.

●	Net loss for the second quarter of 2021 was $64.5 million, or $2.69 per share.

About Celularity (Nasdaq: CELU)

Celularity, Inc. (Nasdaq: CELU) headquartered in Florham Park, N.J., is a clinical stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic cell therapies, including unmodified natural killer (NK) cells, genetically-modified NK cells, T-cells engineered with a CAR (CAR T-cells), and mesenchymal-like adherent stromal cells (ASCs) targeting indications across cancer, infectious and degenerative diseases. In addition, Celularity develops and manufactures innovative biomaterials also derived from the postpartum placenta. Celularity believes that by harnessing the placenta’s unique biology and ready availability, it will be able to develop therapeutic solutions that address significant unmet global needs for effective, accessible, and affordable therapies.To learn more, visit celularity.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995, as well as within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “target,” “will,” “would” and the negative of terms like these or other comparable terminology, and other words or terms of similar meaning. The forward-looking statements in this press release include, statements regarding advancing the field of cellular medicine and developing treatments for cancer, autoimmune and infectious diseases, , among others. Many factors could cause actual results to differ materially from those described in these forward-looking statements, including but not limited to: the inherent risks in biotechnological development, including with respect to the development of novel cellular therapies, and the clinical trial and regulatory approval process; and risks associated with developments relating to Celularity’s competitors and industry, along with those risk factors set forth under the caption “Risk Factors” in Celularity’s prospectus filed with the Securities and Exchange Commission (SEC) on August 12, 2021 and other filings with the SEC. These risks and uncertainties may be amplified by the COVID- 19 pandemic. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Celularity does not presently know, or that Celularity currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, these forward-looking statements reflect Celularity’s current expectations, plans, or forecasts of future events and views as of the date of this communication. Subsequent events and developments could cause assessments to change. Accordingly, forward-looking statements should not be relied upon as representing Celularity’s views as of any subsequent date, and Celularity undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Celularity Investor Contacts:

Carlos Ramirez

Celularity Inc.

carlos.ramirez@celularity.com

Alexandra Roy

Solebury Trout

aroy@troutgroup.com

Celularity Media Contact:

Jason Braco, Ph.D.

LifeSci Communications

jbraco@lifescicomms.com

Celularity Inc.

Statement of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net revenues
Product sales and rentals	$1,045	$2,074	$1,885	$4,866
Services	1,597	1,398	2,861	2,814
License, royalty and other	555	-	1,111	-
Total revenues	3,197	3,472	5,857	7,680
Operating expenses
Cost of revenues (excluding amortization of acquired intangible assets)
Product sales and rentals	869	794	1,387	1,650
Services	571	698	1,295	1,079
Licenses, royalties and other	-	-	-	-
Research and development	22,911	15,804	39,901	27,566
Selling, general and administrative	28,863	7,586	36,489	17,036
Change in fair value of contingent consideration liability	10,048	114,738	30,704	116,463
Amortization of acquired intangible assets	546	1,030	1,087	2,060
Total operating expenses	63,808	140,650	110,863	165,854
Loss from operations	(60,611)	(137,178)	(105,006)	(158,174)
Other (expense) income:
Interest income	129	32	269	144
Interest expense	(817)	(924)	(1,569)	(924)
Expense related to warrant liabilities	(1,174)	(1,239)	(37,679)	(15,105)
Other (expense) income, net	(2,004)	3,698	(2,031)	3,595
Total other (expense) income	(3,866)	1,567	(41,010)	(12,290)
Net loss before income taxes	(64,477)	(135,611)	(146,016)	(170,464)
Income tax benefit	-	7	-	(4,646)
Net loss	$(64,477)	$(135,618)	$(146,016)	$(165,818)
Per share information:
Net loss per share - basic and diluted	$(2.69)	$(5.66)	$(6.09)	$(6.92)
Weighted average shares outstanding - basic and diluted	23,992,184	23,955,562	23,991,129	23,954,238